Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	January 31, 2007
Brenda A. Blake, ext. 3202
UGI Reports First Quarter Results
VALLEY FORGE, Pa., January 31 — UGI Corporation (NYSE: UGI) today reported net income of $61.9 million, or $0.58 per diluted share, for the first quarter of fiscal 2007 ended December 31, 2006, compared to $57.5 million, or $0.54 per diluted share, for the first quarter of fiscal 2006. Current year results include the results of UGI Penn Natural Gas (PNG), the natural gas utility that UGI acquired in August 2006.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We once again encountered weather that was significantly warmer than normal and warmer than last year in all of the geographic areas we serve. The addition of PNG, together with improved earnings at our energy services business and the beneficial effect of the stronger euro on our European earnings, more than offset the adverse effects of the warmer weather. Notwithstanding the recent warm weather, we continue to seek long term growth in all of our businesses.”
UGI’s domestic propane distributor, AmeriGas Partners L.P. (NYSE:APU) contributed net income for the quarter of $15.4 million compared to $14.9 million last year. For the three months ended December 31, 2006, retail volumes sold declined 3% to 282.9 million gallons from 291.9 million gallons sold in the prior-year period. Weather was 9% warmer than normal during the recent quarter compared to weather that was 4% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. “Although weather was significantly warmer than normal, we were able to offset the impact of lower sales volumes with improved margins and higher fee revenues to cover increased operating expenses,” noted Greenberg.
International Propane’s net income increased to $18.3 million from $14.9 million primarily due to the impact of a stronger euro in relation to the U.S. dollar and lower interest expense as a result of the refinancing of Antargaz’ debt in January 2006. For the three months ended December 31, 2006, Antargaz sold 80.2 million retail gallons of liquefied petroleum gases (LPG) while experiencing weather that was approximately 22% warmer than normal. During the first quarter of fiscal year 2006, Antargaz sold 92.7 million retail gallons on weather that was virtually normal. Flaga, UGI’s Austrian-based LPG distributor, experienced weather across its geographic area that was similar to that of Antargaz. Flaga also reported lower sales volumes than the previous year’s quarter principally because of the absence of volumes from its Czech Republic and Slovakia businesses that were contributed to the central European joint venture formed in February 2006. Flaga’s 50% ownership interest in the joint venture is accounted for under the equity method. During the quarter, the monthly average currency exchange rate was $1.30 per euro compared to $1.19 per euro in the prior year quarter. The effective tax rate during the first quarter of fiscal 2007 was approximately 2% lower than the prior year period as a result of previously-reported changes in management’s estimate of taxes to be paid associated with the planned repatriation of foreign earnings.
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UGI Reports First Quarter Results	Page 2
Net income from Gas Utility decreased to $16.5 million for the first quarter of fiscal 2007 compared to $18.4 million for the first quarter of fiscal 2006 on weather that was 15% warmer than normal versus weather that was 1% warmer than normal in the prior year quarter. Total distribution system throughput increased to 33.4 billion cubic feet (bcf), 10.5 bcf over the previous year, reflecting the addition of PNG partially offset by lower throughput due to the significantly warmer weather. Operating income rose to $38.2 million from $35.7 million principally reflecting the addition of PNG operations offset by higher operating and administrative expenses. Interest expense at Gas Utility increased $5.7 million due to higher outstanding long-term and short-term debt primarily as result of the acquisition of PNG.
Net income from Electric Utility decreased to $3.2 million in the first fiscal quarter of 2007 from $3.5 million in the prior year quarter primarily due to higher operating expenses.
Energy Services’ fiscal first quarter net income was $9.0 million compared with $4.9 million in the same period of fiscal 2006 reflecting higher natural gas margins and greater margin from peaking supply and storage management activities. Operating expenses at Energy Services increased slightly primarily reflecting increased costs associated with electric generation partially offset by a decrease in uncollectible accounts expense.
Separately, UGI announced that for the three-year period ended December 31, 2006, the compound total return on UGI Common Stock was 20.8%, exceeding a majority of the companies in the S&P Utilities Index. As a result, employees who received performance-contingent stock awards in early 2004 in accordance with UGI’s long-term compensation plan will receive a portion of the payout under the plan in UGI Common Stock and will be deemed to have sold a portion of the shares to UGI for cash to pay income taxes. The appropriate disclosures on Form 4 will be filed today with the Securities and Exchange Commission.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI will host its first quarter FY 2007 earnings conference call on Wednesday, January 31, 2007, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 3296924; (International replay 719-457-0820, passcode 3296924) through midnight, February 2, 2007.
The financial tables appended to this news release can be viewed directly at http://www.shareholder.com/ugi/1Q07FinancialTable.pdf.
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UGI Reports First Quarter Results	Page 3
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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UGI Reports First Quarter Results	Page 4
UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
AmeriGas Propane	$616.6	$630.2	$2,105.7	$2,037.3
International Propane	226.4	267.6	904.3	933.3
Gas Utility	274.4	219.8	778.6	643.7
Electric Utility	24.9	23.9	99.0	97.7
Energy Services	344.2	451.4	1,307.1	1,477.4
Corporate & Other (a)	(23.3)	(15.0)	(88.4)	(85.2)

Total revenues	$1,463.2	$1,577.9	$5,106.3	$5,104.2

Operating income:
AmeriGas Propane	$75.3	$74.7	$184.7	$184.2
International Propane	33.1	33.6	118.8	150.0
Gas Utility	38.2	35.7	86.7	89.2
Electric Utility	6.2	6.5	20.4	23.4
Energy Services	15.2	8.2	60.1	39.6
Corporate & Other (a)	(0.7)	1.5	4.1	1.9

Total operating income	167.3	160.2	474.8	488.3
Income (loss) from equity investees	—	(0.6)	(1.6)	(2.6)
Loss on extinguishment of debt	—	—	(18.5)	(33.6)
Interest expense:
AmeriGas Propane	(18.0)	(18.9)	(73.2)	(78.2)
International Propane	(6.1)	(8.1)	(22.8)	(31.1)
Gas Utility	(10.8)	(5.1)	(27.5)	(17.6)
Electric Utility	(0.7)	(0.5)	(2.7)	(1.7)
Corporate & Other, net (a)	(0.4)	—	(0.8)	(0.7)

Total interest expense	(36.0)	(32.6)	(127.0)	(129.3)

Income before income taxes and minority interests	131.3	127.0	327.7	322.8
Income tax expense	(38.1)	(38.5)	(98.1)	(115.7)
Minority interests, principally in AmeriGas Partners	(31.3)	(31.0)	(49.0)	(40.3)

Net income	$61.9	$57.5	$180.6	$166.8

Earnings per share:
Basic	$0.58	$0.55	$1.71	$1.60

Diluted	$0.58	$0.54	$1.69	$1.57

Average common shares outstanding:
Basic	105.930	105.157	105.651	104.486

Diluted	107.573	106.623	107.020	106.083

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$15.4	$14.9	$25.6	$22.1
International Propane	18.3	14.9	70.5	67.1
Gas Utility	16.5	18.4	36.2	43.2
Electric Utility	3.2	3.5	10.2	12.5
Energy Services	9.0	4.9	35.4	23.0
Corporate & Other (a)	(0.5)	0.9	2.7	(1.1)

Total net income	$61.9	$57.5	$180.6	$166.8

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests in AmeriGas Partners, L.P.